Exhibit 99.1

 Church & Dwight Co., Inc.
News Release

Contact:	Matthew T. Farrell
Chief Financial Officer
609 / 683-5900

CHURCH & DWIGHT REPORTS 2008 EARNINGS OF $2.78 PER SHARE
Full Year EPS OF $2.86 Excluding Plant Restructuring Charges
2009 EPS Outlook up 12-14% Excluding Plant Charges

PRINCETON, NJ, FEBRUARY 5, 2009 –Church & Dwight Co., Inc. (NYSE:CHD) today announced that full-year 2008 sales increased 9.1% to $2,422.4 million from $2,220.9 million in 2007.  Organic sales growth for 2008 was approximately 7%, which excludes the impact of foreign exchange, acquisitions and divestitures.  Reported earnings increased 13% to $2.78 per share compared to $2.46 per share in the prior year.  Earnings increased 16% to $2.86 per share, excluding the previously announced restructuring charges of $0.08 per share related to a plant closing in 2009.  Cash flow from operating activities increased 35% to $336 million compared to $249 million in 2007, and free cash flow (defined as cash from operating activities less capital expenditures) was up 19% to $238 million versus $200 million in the prior year.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very proud of the business results and strategic initiatives that we accomplished in 2008.  We delivered solid organic sales growth, increased gross margin and generated record free cash flow. In addition, we acquired the net assets of the Del Pharmaceuticals, Inc. over-the-counter businesses from Coty, Inc., began the construction of a new integrated laundry detergent manufacturing plant and distribution center in York County, Pennsylvania, and completed the roll-out of concentrated liquid laundry detergent.”

Fourth Quarter Review

Net income was $44.2 million in the fourth quarter or $0.62 per share, compared to last year’s reported net income of $31.7 million or $0.46 per share.  Excluding the previously announced plant restructuring charge of $0.04 per share, this year’s fourth quarter earnings were $0.66 per share.  This year’s fourth quarter results included charges of $4.8 million relating to litigation settlements and $2.2 million for trademark impairments.  Last year’s results included a $3.5 million charge relating to the reorganization of the Company’s Canadian business and trademark impairment charges of $4.2 million.

Net sales for the fourth quarter increased 11% to $644.9 million. Organic sales increased by approximately 11% for the quarter which excludes the impact of foreign exchange, acquisitions and divestitures.  Foreign exchange reduced sales by approximately 3% in the quarter, while acquisitions, net of divestitures, increased sales by approximately 3%.

Consumer Domestic sales in the fourth quarter were $477.7 million, an 18% increase over the prior period sales of $405.4 million. The fourth quarter included sales for the recently acquired businesses from Coty.  Sales of XTRA liquid laundry detergent, ARM & HAMMER liquid laundry detergent, and ARM & HAMMER powder laundry detergent were all significantly higher than last year’s fourth quarter. These increases were offset partially by lower sales of KABOOM and other household cleaners.  Consumer International fourth quarter sales of $95.1 million decreased 7% compared to the prior year’s fourth quarter sales of $102 million.  Foreign exchange reduced sales by 17%. Excluding foreign exchange, international sales grew for laundry products, pregnancy test kits and oral care.  Specialty Products fourth quarter sales of $ 72.1 million were flat with the prior year’s fourth quarter sales due to a minor business divested earlier in 2008.  Excluding the divested business, Specialty Products fourth quarter sales were up primarily due to product mix and pricing in the animal nutrition business.

Gross margin increased to 39.4% in the fourth quarter compared to 38.3% in the same quarter last year.  Excluding the $4.4 million plant restructuring charge reflected in cost of sales, gross margin was 40.1%, a 180 basis points improvement from the prior year’s fourth quarter.  The increase in gross margin reflects the impact of liquid laundry detergent concentration, price increases, cost reduction programs and the higher margins associated with the sales of products relating to the businesses acquired from Coty.  The impact of these factors was partially offset by hedging losses due to declining diesel prices.

Marketing expense was $81.7 million in the fourth quarter, a $6.6 million increase over the prior year’s fourth quarter.  The increased marketing spending was focused on the brands acquired from Coty as well as higher spending on the ARM & HAMMER and OXICLEAN brands.  Marketing expense as a percentage of net sales was 12.7% in the quarter compared to 13.0% in last year’s fourth quarter.

Selling, general, and administrative expense was $92.2 million in the fourth quarter, a $3.1 million increase over the prior period. SG&A expense as a percentage of net sales was 14.3% in the quarter, 110 basis points lower than last year’s fourth quarter.  The fourth quarter results included SG&A expenses for the newly acquired businesses from Coty, $4.8 million relating to litigation settlements and $2.2 million of trademark impairment charges. The prior period results included $6.7 million of trademark impairment charges and reorganization costs.

Operating income was $80.1 million in the fourth quarter compared to $57.7 million in the prior year’s fourth quarter.

Other expense was $13.7 million in the fourth quarter compared to $11.0 million in the prior year’s fourth quarter.  The increase primarily was due to over $3.0 million of foreign exchange losses, partially offset by lower net interest expense.

The effective tax rate in the fourth quarter was 37.5% compared to 35.5% in the prior year’s fourth quarter.  The fourth quarter rate reflects higher earnings in the United States compared to the prior year’s fourth quarter.

Free Cash Flow and Net Debt

For the full year of 2008, the Company reported $336 million of net cash from operating activities compared to $249 million for the full year of 2007.  For the full year of 2008, the Company generated $238 million in free cash flow compared to $200 million in the prior year period.  Capital expenditures in the fourth quarter were $55 million and included over $32 million related to the new facility in York County, Pennsylvania.  For 2008, capital expenditures were $98 million of which approximately $51 million was related to this project.  The increase in free cash flow is primarily related to improved working capital management and higher net income.

At year-end, the Company had net debt of $658 million (total debt of $856 million less cash of $198 million) compared to net debt at December 31, 2007 of $606 million (total debt of $856 million less cash of $250 million).  Also at year-end, the Company had $114 million available under its $115 million accounts receivable securitization facility and $95 million available under its $100 million revolving credit facility. The leverage ratio of total debt to Adjusted EBITDA (as defined in the Company’s principal credit agreement) is approximately 1.9 for the twelve months ended December 31, 2008, which is favorable to the Company’s publicly stated target of 2x to 3x.

Price Increases

The Company implemented several price increases in the United States during the fourth quarter including ARM & HAMMER Liquid Laundry Detergent, XTRA Liquid Laundry Detergent, OXICLEAN Powder, SPINBRUSH and ARM & HAMMER Dental Care.  Earlier in the year, the Company implemented price increases for TROJAN condoms, ARM & HAMMER Baking Soda, ARM & HAMMER Powder Laundry Detergent and NICE’N FLUFFY Liquid Fabric Softener.  In addition, the Specialty Products business raised prices on many of its products effective January 1, 2008.  In total, the price increases in 2008 affected over 50% of the Company’s product portfolio.

New Product Activity

On the new product front, Mr. Craigie commented, “We will continue to introduce a steady pipeline of new and improved products in 2009.  New and improved products were a key driver of our strong organic growth in 2008.”

Family planning is launching several new exciting products including TROJAN 2 GO which contains two condoms in a pocket sized card that makes it easier to discreetly carry condoms wherever you go and a new condom called TROJAN ECSTASY, featuring a unique comfort shape and UltraSmooth lubricant.

In Oral and Skin Care, the Company will be introducing a new line of SPINBRUSH products that use advanced sonic technology for deep cleaning at a price that provides a significant value compared to other premium sonic brushes.  The Company also will be expanding the NAIR depilatory product line with NAIR Exfoliator with Microbeads.  ORAJEL will add two new products to its portfolio, BABY ORAJEL Cooling Cucumber Teething Gel and BABY ORAJEL Tooth and Gum Cleanser.

In Household products, the Company is launching ARM & HAMMER Wet Dryer Cloths, a revolutionary fabric softener that delivers liquid-like softening, freshening and dryer sheet static control all in the convenience of a dryer sheet.  The Company is expanding the ARM & HAMMER with OXICLEAN line of detergents with a product designed for High Efficiency washing machines while expanding the environmentally friendly ARM & HAMMER Essentials detergent line with the introduction of a new powder product.  The Company also recently launched OXICLEAN Max Force, a concentrated stain remover that combines four types of stain fighters to get out the toughest dried-in stains.

New Manufacturing Plant and Distribution Center

The Company is on track with its previously announced project to construct a new integrated laundry detergent manufacturing plant and distribution center in York County, Pennsylvania.  The Company expects to invest approximately $170 million in capital expenditures and cash transition expenses relating to the construction and opening of the York County site and the related closing of the Company’s North Brunswick, N.J. complex.  The Company spent $51 million on this project in 2008 and expects to spend $100 million in 2009 with the balance to be spent in 2010.

The project resulted in charges in the fourth quarter of $4.4 million or $0.04 per share and second half 2008 charges of $8.6 million or $0.08 per share.  The project is expected to reduce 2009 earnings by approximately $0.25 per share.  These charges relate primarily to accelerated depreciation of the North Brunswick complex, severance and other one-time costs associated with the closing of those facilities.

Outlook for 2009

With regard to 2009, Mr. Craigie said, “While we were able to deliver record performance in 2008, there is a great deal of uncertainty regarding the economic environment in 2009.  We are prudently planning for further deterioration in consumer spending and we expect that this will impact some of our categories.  These market conditions are being exacerbated by actions by some retailers to increase shelf space in support of their private label brands. Accordingly, we are projecting organic revenue growth to be approximately 2% in 2009.”

Mr. Craigie continued, “Regarding gross margin, we are confident in our ability to meet or exceed 100 basis points of gross margin expansion in 2009 (excluding plant restructuring charges) reflecting significant commodity savings, inclusion of the ORAJEL products acquired from Coty, the contribution of 2008 price increases, and our robust productivity programs.  Targeted marketing and new product introductions will be a key focus as we continue to build brand equity in our 8 “power brands” so that we are in a strong position when the economy recovers.  Finally, we are in an excellent position to pursue acquisition opportunities due to our strong balance sheet and free cash flow.”

In conclusion, Mr. Craigie said, “Despite the uncertainty in market conditions, we are currently forecasting earnings per share to be in the range of $3.20 to $3.25 in 2009, which is an increase of approximately 12% to 14%, excluding charges in 2008 and 2009 related to the closing of the North Brunswick complex.”

As previously reported, at its January 28th Board meeting, the Company declared a quarterly dividend of $0.09 cents per share.  The dividend will be payable March 2, 2009 to stockholders of record at the close of business on February 9, 2009. This is the Company’s 432nd consecutive regular quarterly dividend.

Church & Dwight will host a conference call to discuss the fourth quarter and full year 2008 results on February 5 at 12:30 p.m. (ET).  To participate, dial in at 866-543-6408, access code:  3583 2176.  A replay will be available two hours after the call at 888-286-8010, access code:  2868 1038, as well as on the Company’s website.  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, cash flow, margin improvement, marketing spending, price increases on certain products, new product introductions, the timing of new product launches, consumer demand for the Company’s products, uncertain economic and marketplace conditions and events, retailer actions in response to changes in consumer demand and the economy including increasing shelf space of private label products, cost of raw materials, cost-reduction programs, the effect of the Del acquisition, timing of completion of the new plant, capital expenditures related to the new plant, plant restructuring charges and earnings per share.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers and vendors, interest rate and foreign currency exchange rate fluctuations and changes in marketing spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

# # #

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	Dec. 31, 2008	Dec. 31,2007	Dec. 31, 2008	Dec. 31,2007
Net Sales	$644,900	$579,695	$2,422,398	$2,220,940
Cost of sales	390,862	357,773	1,450,680	1,353,042
Gross profit	254,038	221,922	971,718	867,898
Marketing expenses	81,735	75,089	294,130	256,743
Selling, general and administrative expenses	92,164	89,107	337,256	306,121
Income from Operations	80,139	57,726	340,332	305,034
Equity in earnings of affiliates	4,359	2,419	11,334	8,236
Other income (expense), net	(13,736)	(10,991)	(43,406)	(48,339)
Income before minority interest and taxes	70,762	49,154	308,260	264,931
Income taxes	26,532	17,450	113,078	95,900
Minority Interest	1	27	8	6
Net Income	$44,229	$31,677	$195,174	$169,025
Net Income per share - Basic	$0.63	$0.48	$2.88	$2.57
Net Income per share - Diluted	$0.62	$0.46	$2.78	$2.46
Dividend per share	$0.09	$0.08	$0.34	$0.30
Weighted average shares outstanding - Basic	70,158	66,074	67,870	65,840
Weighted average shares outstanding - Diluted	71,353	70,579	71,116	70,312

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Dec. 31, 2008	Dec. 31, 2007
Assets
Current Assets
Cash, equivalents and securities	$197,999	$249,809
Accounts receivable	211,194	247,898
Inventories	198,893	213,651
Other current assets	57,035	23,995
Total Current Assets	665,121	735,353
Property, Plant and Equipment (Net)	384,519	350,853
Equity Investment in Affiliates	10,061	10,324
Tradenames and Other Intangibles	810,173	665,168
Goodwill	845,230	688,842
Other Long-Term Assets	86,334	81,950
Total Assets	$2,801,438	$2,532,490
Liabilities and Stockholders' Equity
Short-Term Debt	$74,739	$148,706
Other Current Liabilities	312,382	309,083
Total Current Liabilities	387,121	457,789
Long-Term Debt	781,402	707,311
Other Long-Term Liabilities	301,402	287,125
Stockholders' Equity	1,331,513	1,080,265
Total Liabilities and Stockholders' Equity	$2,801,438	$2,532,490

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
(Dollars in thousands)	Dec. 31, 2008	Dec. 31, 2007
Net Income	$195,174	$169,025
Depreciation and Amortization	71,404	56,671
Deferred Income Taxes	15,155	16,519
Gain on Asset Sale	(4,184)	(3,325)
Asset Impairment Charges or Other Asset Write-Offs	11,460	7,463
Non Cash Compensation	12,414	11,416
Other	6,038	(3,365)
Changes in Assets and Liabilities:
Accounts Receivable	26,473	(6,902)
Inventories	2,443	(13,758)
Prepaid Expenses and Other Current Assets	(1,354)	1,061
Accounts Payable and Accrued Expenses	10,040	5,247
Income Taxes Payable	5,131	11,775
Excess tax Benefits on Stock Options Exercised	(6,299)	(7,681)
Other liabilities	(7,728)	4,531
Net cash from operating activities	336,167	248,677
Capital expenditures	(98,319)	(48,876)
Proceeds from sale of assets	15,616	7,213
Acquisitions	(383,372)	(211)
Other	(86)	(648)
Net cash (used in) investing activities	(466,161)	(42,522)
Net change in debt	100,072	(77,377)
Payment of cash dividends	(23,113)	(19,746)
Stock option related	19,023	23,750
Deferred financing costs	(8,357)	--
Purchase of Treasury Stock	(403)	(246)
Net cash provided by (used in) financing activities	87,222	(73,619)
F/x impact on cash	(9,038)	6,797
Net change in cash and investments	$(51,810)	$139,333
Free cash flow	$237,848	$199,801

SUPPLEMENTAL INFORMATION

YTD 2008 and 2007 Product Line Net Sales

	Three Months Ended			Percent
	12/31/2008	12/31/2007		Change
Household Products	$293.5	$249.7	*	17.5%
Personal Care Products	184.2	155.7		18.3%
Consumer Domestic	477.7	405.4		17.8%
Consumer International	95.1	102.0	*	-6.8%
Total Consumer Net Sales	572.8	507.4		12.9%
Specialty Products Division	72.1	72.3		-0.3%
Total Net Sales	$644.9	$579.7		11.2%

	Twelve Months Ended			Percent
	12/31/2008	12/31/2007		Change
Household Products	$1,081.4	$991.1	*	9.1%
Personal Care Products	635.4	572.8		10.9%
Consumer Domestic	1,716.8	1,563.9		9.8%
Consumer International	420.2	398.5	*	5.4%
Total Consumer Net Sales	2,137.0	1,962.4		8.9%
Specialty Products Division	285.4	258.5		10.4%
Total Net Sales	$2,422.4	$2,220.9		9.1%

*
Reflects a change in organization structure relating to certain U.S. export sales that became the responsibility of Consumer International effective January 1, 2008.  The fourth quarter and twelve months 2007 net sales have been adjusted to reflect this for comparability.

The following discussion addresses the reconciliations in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Adjusted Net Income, Net Income per Share and Gross Margin

The press release provides information regarding Church & Dwight’s net income, historical net income per share and gross margin adjusted to exclude restructuring charges related to plant closing expenses incurred in 2008.  Management believes that the presentation of adjusted net income, historical net income per share and gross margin (including reconciliation information in the press release) is useful to investors because it enables them to assess Church & Dwight’s performance exclusive of an isolated event that does not reflect Church & Dwight’s day-to-day operations.

Organic Growth

The press release provides information regarding organic growth, namely net sales adjusted to eliminate the impact of acquired and divested businesses and the effect of foreign exchange changes.   Management believes that the presentation of organic growth is useful to investors because it enables them to assess, on a consistent basis, sales of products that were marketed by the Company during the entirety of relevant periods. In addition, management believes that the exclusion of the effect of foreign exchange adjustments is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

	Three Months Ended	Twelve Months Ended
	December 31, 2008	December 31, 2008
Reported Net Sales Growth	11.2%	9.1%
Adjustments
Acq./Divest.	-3.3%	-1.6%
FX/Other	2.7%	-0.2%
Organic Growth	10.6%	7.3%

Free Cash Flow

Free cash flow is defined as cash from operating activities less capital expenditures. Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used in determining management’s annual incentive award. Please refer to the Condensed Cash Flow Statement for details.